Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

YEAR END TAX PLANNING INFORMATION

We prepare our financials on a GAAP basis to report in our SEC filings – 10Q and 10K, using our fiscal year, which ends September 30th. Our tax returns, however, are on a calendar year and are prepared with tax accounting methods, which are different from GAAP accounting.

Several items, such as depreciation of plant assets and amortization of start-up expenses, create “timing differences” between the GAAP financial statements and the tax returns. Tax depreciation was on a significantly accelerated schedule during the early states of our operations, which decreased taxable income compared to GAAP income.

Please note the following reminder regarding our 2022 expected tax considerations:

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Passive Loss – For some of our members, losses from passive activities may be deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses not used currently may be carried forward.

The information provided in this notice is intended for general information purposes only and is not intended as tax or legal advice. You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of our annual K-1, preparation of your federal returns, and for help with any other questions that you may have relating to your personal tax situation.

The following are our current estimates of tax items for the calendar year ended in December, which are provided for your planning purposes. Actual results will vary. The final tax information will be provided to you on IRS Form K-1 by February 15, 2023.

2022 Tax Estimate
Ordinary taxable Income per Unit	$4,200

In September, we communicated to you the Research and Development tax credit that we filed for the 2018 calendar year, which equated to $31 per share. We are happy to announce that we have the paperwork with the IRS for calendar years 2019, 2020 and 2021. Below are the amounts for each of those years:

Research and Development Tax Credit
2018 tax credit per unit	$31/unit
2019 tax credit per unit	$141/unit
2020 tax credit per unit	$328/unit
2021 tax credit per unit	$140/unit

All qualifying tax credits for the initial 4-year lookback must be taken on the current year tax filing (2022). Please consult your tax advisor for any further questions related to the impact of your income tax situation.

If you have any questions, please contact:
Ann M. Reis, CFO
Southwest Iowa Renewable Energy, LLC 712.352.5005
Investors@sireethanol.com